Exhibit 5.1

April 17, 2009

Hansen Medical, Inc.

800 East Middlefield Road

Mountain View, CA 94043

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to Hansen Medical, Inc. (the “Company”), in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the “Additional Registration Statement”) pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Act”), relating to an aggregate of up to $3,020,001 of shares of the Company’s common stock, par value $0.0001 per share (the “Shares”). The Shares are being registered for the proposed offer and sale from time to time pursuant to Rule 415 under the Act. The Additional Registration Statement incorporates by reference the Registration Statement on Form S-3 (File No. 333-149561) (the “Original Registration Statement” and, together with the Additional Registration Statement, the “Registration Statement”), which was declared effective on March 17, 2008, including the prospectus which forms a part of the Registration Statement.

In connection with this opinion, we have examined the Registration Statement and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares, when sold and after receipt of payment therefore as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We consent to the use of this opinion as Exhibit 5.1 to the Additional Registration Statement, and further consent to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement, and in any amendment or supplement thereto.

Very truly yours,

/s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

GUNDERSON DETTMER STOUGH VILLENEUVE FRANKLIN & HACHIGIAN, LLP